Exhibit 10.2

FORM OF ADDENDUM NO. 1 TO AGREEMENT REGARDING

PORTION OF SALARY PAYABLE IN PHANTOM STOCK UNITS

ADDENDUM NO. 1 dated as of the      day of             , 2010 (this “Addendum”) amends that certain AGREEMENT dated as of the day of September 2009 (the “Agreement”) by and between Fifth Third Bancorp and                                          (the “Executive”).

WHEREAS, the Compensation Committee (the “Committee”) of the board of directors of the Company has determined that going forward and until the Committee determines otherwise, certain provisions of the Agreement relating to the settlement of phantom stock units shall be modified as detailed in this Addendum.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Except for capitalized terms which are expressly defined in this Addendum, all capitalized terms shall have the meanings set forth in the Agreement.

2. Section 4 of the Agreement is amended and restated in its entirety and replaced with the following:

Each such biweekly Phantom Stock Unit award earned on or before June 12, 2010 will be settled in cash, and contain restrictions on transfer until, the earlier of June 15, 2011 or the executive’s death. Except in the case of the executive’s prior death, any phantom stock units earned on or after June 13, 2010 will be settled in cash with 50% being settled on June 15, 2012 and 50% being settled on June 15, 2013. In the event of the executive’s death, unsettled phantom stock units earned on or after June 13, 2010 will be settled in cash in their entirety upon the executive’s death. The amount to be paid on settlement of the phantom stock units will be equal to the number of Phantom Stock Units being settled multiplied by the reported closing price on the NASDAQ for a share of Fifth Third common stock on the settlement date (or, if not a NASDAQ trading day, on the immediately preceding such trading day).

Where Executive has not previously satisfied all applicable withholding tax obligations, Fifth Third will, at the time the tax withholding obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Company in connection therewith from any amounts then payable hereunder to Executive. If any withholding is required prior to the time amounts are payable to Executive hereunder, the withholding will be taken from other compensation then payable to Executive or as otherwise determined by Fifth Third.

3. Except as expressly modified by this Addendum, the parties hereby ratify and confirm each and every provision of the Agreement and all of the provisions of the Agreement not modified hereby shall continue with full force and effect.

4. The terms and provisions of the Agreement (including the documents and instruments referred to therein), together with this Addendum, constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

FIFTH THIRD BANCORP	EXECUTIVE

By:	By:

Teresa J. Tanner Executive Vice President and Chief Human Resources Officer	[Executive]